UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2015

 CALADRIUS BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

106 Allen Road, 4th Floor, Basking Ridge, NJ 07920
(Address of Principal Executive Offices)(Zip Code)

(908) 842-0100
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective October 5, 2015 (the “Effective Date”), the board of directors (the “Board”) of Caladrius Biosciences, Inc. (the “Company”) promoted Joseph Talamo to Senior Vice President and Chief Financial Officer. In connection with Mr. Talamo’s promotion, his annual base salary was increased to $300,000, and his target bonus was set at 30% of his base salary. In addition, if Mr. Talamo’s is terminated without cause or if he is realizes a reduction in his duties, title, authority or responsibility by virtue of the Company being acquired, Mr. Talamo will be entitled to receive severance in the amount of six month’s base salary and benefits for the severance period.
Mr. Talamo, age 46, was the Company’s Vice President, Corporate Controller and Chief Accounting Officer from June 2011 until his promotion to Senior Vice President and Chief Financial Officer on the Effective Date. From 1996 to 2010, Mr. Talamo held various senior positions at OSI Pharmaceuticals, Inc. (“OSI”), a publicly-traded biopharmaceutical company focused on discovering, developing and commercializing products for the treatment of cancer, diabetes and obesity, and most recently served as its Vice President and Corporate Controller from 2006 to 2010 and its Corporate Controller from 2002 to 2006. While at OSI, Mr. Talamo helped build the accounting and finance infrastructure to support the clinical development and commercial launch of Tarceva®, OSI's targeted therapy approved for the treatment of patients with non-small cell lung cancer and pancreatic cancer. Prior to OSI, Mr. Talamo worked at Bristol-Myers Squibb from 1995 to 1996 in the Financial Reporting and Consolidations Group, and at KPMG from 1993 to 1995 in the Health Care and Life Sciences Audit Group. Mr. Talamo has served as Treasurer of the Stem For Life Foundation, a public charity dedicated to raising awareness about adult stem cells and their therapeutic promise, since 2012. Mr. Talamo also served as Treasurer of the OSI Pharmaceuticals Foundation from 2008 to 2010. Mr. Talamo received a Bachelor of Business Administration in Accounting from Hofstra University in 1991, and a Master of Business Administration in Finance from Hofstra University in 1999. Mr. Talamo is a certified public accountant in the State of New York.
As of the Effective Date, Robert S. Vaters, the Company’s former President and Chief Financial Officer, is no longer serving as an employee of the Company and has resigned from the Board. Mr. Vaters did not resign from the Board due to a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
In connection with Mr. Vaters’ separation from the Company, as of the Effective Date, Mr. Vaters and the Company entered a Separation Agreement and General Release (the “Separation Agreement”). Under the terms of the Separation Agreement and in exchange for a full release of claims and Mr. Vaters’ agreement to customary provisions relating to non-disparagement, confidentiality and cooperation: (i) the Company agreed to pay Mr. Vaters a separation payment of $425,000, an amount equal to one year of Mr. Vaters’ current salary; (ii) Mr. Vaters will be eligible for a pro rata 2015 bonus, if at year end (a) the Company’s Compensation Committee (the “Compensation Committee”) determines that the Company has met its annual objectives and (b) the Compensation Committee awards bonuses to other executives of the Company (any pro-rata bonus will be consistent with Mr. Vaters’ target bonus under the terms of his employment agreement, which provides for a bonus of up to 50% of Mr. Vaters’ base salary); (iii) all of Mr. Vaters’ unvested stock options and restricted stock awards will immediately vest upon the Effective Date and all vested options shall remain exercisable for a period of 90 days’ from the Effective Date in accordance with the terms of the Company’s 2009 Amended and Restated Equity Compensation Plan; (iv) subject to limited exceptions, the Company will reimburse Mr. Vaters for certain health, dental and vision care coverage pursuant to the provisions of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) through June 30, 2016; and (v) the Company will reimburse Mr. Vaters up to $10,000 for legal fees associated with the negotiation of the Separation Agreement. The benefits provided under the Separation Agreement are in lieu of the benefits Mr. Vaters would have received under his employment agreement.
Item 8.01. Other Events.
On the Effective Date, the Company also promoted Todd Girolamo, Esq., from Vice President, Legal to General Counsel. Todd Girolamo joined Caladrius in 2011. He is a seasoned attorney specializing in health-related products and businesses. As a member of the Caladrius senior management team, Mr. Girolamo has been responsible for managing all legal aspects of the Company’s research and development pipeline, from preclinical research to multinational pivotal clinical trials, including academic and corporate collaborations. He has been responsible for the Company’s licensing activities, the strategy, maintenance and prosecution of the Company’s extensive global patent estate and the management of all litigation involving the Company and its subsidiaries.
Mr. Girolamo began his legal career as an associate at Cahill Gordon & Reindel, and concluded his tenure in private practice at Reid & Priest, where he gained expertise as a general commercial litigator, practicing in the areas of intellectual property, securities law, employment law and bankruptcy. In addition to over a decade of experience as both corporate counsel and private practitioner, Mr. Girolamo spent 12 years on Wall Street where he specialized in therapeutic healthcare equity securities at Oppenheimer & Co., CIBC World Markets, Leerink Swann & Company and Summer Street Research Partners.

Mr. Girolamo received a Bachelor of Arts from Harvard College, a Juris Doctor from the University of Pennsylvania Law School and a Master of Business Administration from Columbia Business School.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALADRIUS BIOSCIENCES, INC.

By:	/s/ David J. Mazzo
Name:	David J. Mazzo, PhD
Title:	Chief Executive Officer

Dated:    October 8, 2015